EXHIBIT 3.1

TRI-S SECURITY CORPORATION

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

ADOPTED BY THE BOARD OF DIRECTORS

December 13, 2007

1. Section 7.02 of Tri-S Security Corporation’s Amended and Restated Bylaws (the “Bylaws”) is hereby amended and restated in its entirety as follows:

Section 7.02 Share Certificates. The interest of each shareholder shall be represented by a certificate or certificates representing shares of the Corporation which shall be in such form as the Board of Directors may from time to time adopt, unless and until the Board of Directors authorizes the issuance of shares without certificates.

(a) If an interest is represented by share certificates, such certificates shall be numbered consecutively, shall be in registered form, shall indicate the date of issuance, the name of the Corporation and that it is organized under the laws of the State of Georgia, the name of the shareholder, and the number and class of shares and the designation of the series, if any, represented by the certificate. Each certificate shall be signed by any one of the Chairman of the Board, the President, a Vice President, the Secretary or the Treasurer. The corporate seal need not be affixed.

(b) If an interest is issued without share certificates, within a reasonable time after the issuance or transfer of the interest, the Corporation shall send the shareholder a written statement setting forth at least the name of the Corporation and that it is organized under the laws of the State of Georgia, the name of the shareholder, and the number and class of shares and the designation of the series, if any, represented by the interest.

2. Section 7.04 of the Bylaws is hereby amended and restated in its entirety as follows:

Section 7.04 Transfers of Shares. The Board of Directors will designate a transfer agent to transfer shares on the transfer books of the Corporation, which the transfer agent will keep at his or her office, when the agent is properly directed to do so.

(a) In the case of certificated shares, only the person named on a certificate, or his or her attorney-in-fact lawfully constituted by a writing, may direct the transfer agent to transfer the share represented by that certificate. Before the Corporation issues a new certificate to the new owner of the share, the old certificate must be surrendered to the Corporation for cancellation. In the case of a certificate claimed to have been lost, stolen, or destroyed, the person making the claim must comply with Section 7.06.

(b) In the case of uncertificated shares, only the registered holder of the shares, or his or her attorney-in-fact lawfully constituted by a writing, may direct the transfer agent to transfer the shares by providing written transfer instructions in such form determined by the transfer agent and the Board of Directors.

(c) No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

3. Section 7.05(a) of the Bylaws is hereby amended and restated in its entirety as follows:

Section 7.05 Duty of Corporation to Register Transfer. Notwithstanding any provision in Section 7.04, the Corporation is not under a duty to register the transfer of a share unless:

(a) If the share is represented by a certificate, the certificate representing that share is endorsed by the appropriate person or persons.